                              BEAR STEARNS FUNDS
                   MANAGED INCOME SECURITIES PLUS FUND, INC.

                                CODE OF ETHICS

A.   Legal Requirements.
     ------------------

     Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the "1940 Act"), makes it unlawful for any officer or Trustee/1/ (as well as other persons) of The Bear Stearns Funds and Managed Income Securities Plus Fund, Inc. (collectively, the "Funds"), in connection with the purchase or sale by such person of a security "held or to be acquired" by any investment portfolio of the Funds (each, a "Portfolio" and collectively, the "Portfolios").

     (1) To employ any device, scheme or artifice to defraud a Fund or Portfolio;

     (2) To make any untrue statement of a material fact to a Fund or Portfolio or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made to the Fund or Portfolio, not misleading;

     (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund or Portfolio; or

     (4) To engage in any manipulative practice with respect to a Fund or Portfolio.

B.   Certain Definitions.
     -------------------

     (1)  "Access Person" means:

          (a) all directors, officers and employees of a Fund or a Portfolio's investment adviser or sub-adviser.

          (b) any director or officer of a Fund's principal underwriter (the "Distributor") who, in the ordinary course of his or her regular functions and duties, makes, participates in or obtains information regarding the purchase or sale of Covered Securities for the Funds for which the Distributor acts as principal underwriter and whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities;

          (c) any director or officer of the Fund's Administrator who, in the ordinary course of his or her regular functions and duties, makes, participates in or obtains information concerning the purchase or sale of securities for the

___________________
/1/ In this Code of Ethics, "trustees" also refers to "directors" and "Board of Trustees" also refers to "Board of Directors."

               Funds and whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities; and

          (d) any other person designated by the Compliance Officer to be an Access Person.

     (2)  "Beneficial Ownership" means

          (a) the receipt of benefits substantially equivalent to those of ownership through relationship, understanding, agreement, contract or other arrangements; or

          (b) the power to vest benefits substantially equivalent to those of ownership in oneself at once or at some future time.

     Generally, a person will be regarded as having a direct or indirect Beneficial Ownership in securities held in his/her name, as well as in the name of a spouse, minor children who live with such person, any member of the person's immediate family,/2/ any other relative (parents, adult children, brothers, sisters, in-laws, etc.) whose investments the person directs or controls, whether they live together or not, and securities held by a trust or estate for the person's benefit. The definition of "Beneficial Ownership" will be interpreted with reference to the definition contained in the provisions of
Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, as such provisions may be interpreted by the Securities and Exchange Commission, except that the determination of direct or indirect Beneficial Ownership will apply to all securities which an Access Person has or acquires.

     (3)  "BSAM" means Bear Stearns Asset Management Inc.

     (4)  "Compliance Officer" means the Compliance Officer of BSAM.

     (5) "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, including all related securities, except that it does not include
(a) direct obligations of the government of the United States; (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (c) shares issued by open-end investment companies.

     (6) "Covered Service Provider" means an investment adviser, sub-adviser, administrator and principal underwriter for each Fund.

     (7)  "Ethics Committee" means the Ethics Committee established by BSAM.

__________________
/2/ A person's "immediate family" includes a spouse, child, mother, father, brother, sister, in-law or any other relative who lives in the same household as the person and is financially dependent upon the person.

     (8) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

     (9)  "Security held or to be acquired by a Fund" means:

          (a) Any Covered Security that, within the most recent 15 days, (i) is or has been held by a Fund, or (ii) is being or has been considered by a Fund or BSAM for purchase by the Fund/3/, and

          (b) Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

C.   Fund Policies.
     -------------

     (1) No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

     (2) In keeping with the recommendations of the Board of Governors of the Investment Company Institute, the following general policies shall govern personal investment activities of Access Persons of a Fund or a Portfolio:

          (a) It is the duty of all Access Persons to place the interest of Fund shareholders first;

          (b) All Access Persons shall conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility; and

          (c) No Access Person of a Fund or of a Portfolio shall take inappropriate advantage of his or her position with the Fund or with a Portfolio.

     (3) BSAM and the Funds have adopted a Policy Statement on Insider Trading (the "Policy Statement"), a copy of which is attached hereto as Exhibit A. All Access Persons are required by this Code of Ethics to read and familiarize themselves with their responsibilities under this Code of Ethics and the Policy Statement. All Trustees and Access Persons shall certify at the end of each calendar year that they have read and understand this Code of Ethics and the Policy Statement, and that they have complied with the requirements thereof, and the Compliance Officer shall maintain a copy of each executed Acknowledgment.

________________
/3/ A security is "being considered for purchase or sale" when a recommendation to purchase such security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

D.   Reports by Access Persons.
     -------------------------

     (1) Initial Certification. Each Access Person shall submit an initial report in the form attached hereto as Exhibit B ("Initial Certification of Access Persons") to the Fund's Compliance Officer no later than 10 days after becoming an Access Person.

     (2) Quarterly Transaction Reports. Each Access Person shall submit to the Fund's Compliance Officer a Securities Transaction Report (Exhibit C) showing all transactions in Covered Securities in which the person has, or by reason of such transaction acquires Beneficial Ownership. Such reports shall be filed no later than 10 days after the end of each calendar quarter.

     (3) Annual Holdings Report. Each Access Person shall submit to the Compliance Officer annually (as of each December 31) an Annual Asset Certification of Access Persons (Exhibit D), listing all holdings of Covered Securities in which he or she has a direct or indirect Beneficial Ownership interest. Access Persons must submit the Annual Report and certification no later than January 30 of each year.

     (4)  Exceptions from Reporting Requirements.

          (a) A person need not make a report under this Section D with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

          (b) A Trustee who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act (an "Independent Trustee"), and who would be required to make a report solely by reason of being a Trustee, need not make:

               (i) An initial holdings report under paragraph (1) of this Section D and an annual holdings report under paragraph (3) of this Section D; and

               (ii) A quarterly transaction report under paragraph (2) of this
                    Section D, unless the Independent Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee's transaction in a Covered Security, a Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

          (c) An Access Person need not make a quarterly transaction report under paragraph (2) of this Section D if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (2) of this Section D, if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

E.   Procedures.
     ----------

     (1) The Compliance Officer shall notify each Access Person required to submit reports pursuant to this Code of Ethics that such person is subject to this reporting requirement and shall deliver a copy of this Code of Ethics to such person.

     (2) The Compliance Officer shall report to the Board of Trustees:

         (a) at the next meeting following the receipt of any Securities Transaction Report with respect to each reported transaction in a security which was held or acquired by the Fund or a Portfolio within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the Compliance Officer, the Fund, a Portfolio or the investment adviser for the Fund or a Portfolio, was considering the purchase or sale of such security;

         (b) any transaction not required to be reported to the Board by operation of subparagraph (a) that the Compliance Officer believes may nonetheless constitute a violation of this Code of Ethics; and

         (c)  any apparent violation of any reporting requirement hereunder.

     (3) The Board of Trustees shall consider reports made to it hereunder and shall determine whether any of the provisions of this Code of Ethics have been violated, and what sanctions, if any, should be imposed.

     (4) The Board of Trustees, including a majority of the Independent Trustees, with advice of counsel to the Funds and to the Independent Trustees, shall determine, that each Access Person who is an employee of a Covered Service Provider shall be subject to this Code of Ethics or a Code of Ethics adopted by such Covered Service Provider, provided that:

         (a) The Covered Service Provider has adopted a Code of Ethics that meets the requirements of Rule 17j-1, has been approved by the Board of Trustees and substantially conforms to generally accepted industry and regulatory standards; and

         (b) The Covered Service Provider has implemented adequate procedures for monitoring compliance with its Code of Ethics.

     (5) The Board of Trustees shall review the operation of this Code of Ethics at least once a year. To that end, an appropriate officer of each Fund shall prepare an annual report to the Board of Trustees that:

          (a) summarizes existing procedures of the Fund and its Covered Service Providers concerning personal investing and any changes in the procedures made during the past year;

          (b) identifies any material violations requiring significant remedial action during the past year and describes the sanctions imposed;

          (c) identifies any recommended changes in existing restrictions or procedures of the Fund or its Covered Service Providers based upon the experience of the Fund or its investment advisers, evolving industry practices or developments in applicable laws or regulations; and

          (d) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

     (6) This Code of Ethics, a Copy of each Securities Transaction Report by an Access Person, any written report submitted hereunder required by the Ethics Committee, and lists of all persons required to make reports shall be preserved with the Fund records for the period required by Rule 17j-1(f).

Adopted:  November 12, 1998
-------

Revised:  February 7, 2000
-------
          August 3, 2000

                         The Board of Trustees of The Bear Stearns Funds
                         The Board of Directors of Managed Income Securities Plus Fund

                                   EXHIBIT A
                            THE BEAR STEARNS FUNDS
                   MANAGED INCOME SECURITIES PLUS FUND, INC.
                      Policy Statement on Insider Trading

          Policies and Procedures Designed to Prevent Insider Trading

                     I.   Introduction: Scope and Coverage
                          --------------------------------

          The following policies and procedures have been established to aid employees and other persons associated with BSAM Inc. to avoid "insider trading" and to aid BSAM in preventing, detecting and imposing sanctions on those who engage in "insider trading."

          As a matter of corporate policy, BSAM strives to prevent its Portfolio Managers, officers, Access Persons, Investment Personnel and employees ("Associated Persons") from unlawfully:

          . trading while in possession of material, non-public information ("inside information"),

          . communicating inside information to others for their use in trading ("tipping"), or

          .   recommending securities based on inside information.

          Insider trading is not only unethical; it is also illegal.

          To promote this policy against illegal insider trading and tipping, we have adopted these policies and procedures concerning the use of material, non-public information and trading of securities. These policies and procedures apply to the conduct of all Associated Persons, whether they are permanent or temporary employees, whether they are employees or independent contractors, and whether or not their conduct is within the scope of their responsibilities for BSAM.

          Associated Persons who participate in or have access to inside information concerning the investment decisions for the BSAM mutual funds are subject to additional restrictions, which are described in the Code of Ethics. Nothing contained in these policies and procedures changes your responsibilities and obligations under the Code of Ethics if you are covered by it.

          You must read and understand these policies and procedures. If you fail to comply with these policies and procedures, you risk serious penalties. That is, we may terminate your employment, and you could face substantial personal civil or criminal liability.

          If you have any questions regarding these policies and procedures, please call the Compliance Department at 272-2434.

                  II.  Summary of the Law of Insider Trading
                       -------------------------------------

          The following general discussion is intended as a guide to help you understand how to avoid insider trading.

          Whether or not the law would view a particular action as insider trading may require a detailed analysis of the specific facts involved in your particular case. Before you take any action that you believe may be considered insider trading under the law, you should consult with the Compliance Department.

          The law concerning insider trading is continuously evolving. Generally, the law prohibits

          . Trading by any person, whether or not the person is an "insider" in the technical, legal sense, while in possession of inside information/1/; and;

          . Communicating inside information in violation of a duty to keep it confidential.

          Below we discuss some of the key concepts of insider trading. For purposes of the discussion, we use the term "tipping" to include both communicating material, nonpublic information to others directly and indirectly through recommendations.

A.   What Is Inside Information?

          For information to be considered "inside" information, and therefore subject to the insider trading laws, it need not originate from within a company or even relate to its internal operations.

          For example, in the Carpenter case, a court found a reporter from The Wall Street Journal to be criminally liable for tipping others about newspaper column stories that were about to be published on various companies. The reporter disclosed to others the dates on which reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not, knowing that it was likely that they would trade on the basis of that

____________________

/1/ The term "insider" includes persons who, by virtue of their position or relationship with a company, owe a duty of loyalty and confidentiality. Examples of insiders include such classic insiders as officers and directors, as well as "quasi-insiders," such as outside lawyers and accountants whose duty of loyalty and confidentiality results from their employment relationship with the company. See Section II.C.1 of this Policy Statement, "Corporate Insiders," below.

information. The court found that the information belonged to the newspaper and therefore the reporter and those he told misappropriated the information./2/

          Similarly, information about a third party's plans to launch a hostile tender offer for a company's shares or a Federal Reserve Board decision to alter interest rates may be considered "inside" information. To come within the law, the information must be "material" and "non-public."

B.   When Is Information Material?

          To be liable for trading on or tipping inside information, the information must be "material." Material information generally refers to as information that a reasonable investor would be reasonably likely to consider important in making an investment decision. Information that is likely to affect the price of a company's securities is material. Whether information is material depends on all the facts and circumstances. You could consider material information to include, among other things, information concerning dividend decisions, earnings estimates, changes in previously released earnings estimates, merger acquisition proposals or agreements, the sale of a division, developments concerning litigation, liquidity problems, bankruptcy filings, important inventions or discoveries, and extraordinary management developments, such as the firing of a Chief Executive Officer. Information can be material even if it does not relate to a company's business.

C.   Who Is Under a Duty to Avoid Trading or Tipping?

          The issue of who has a duty is complex. Generally speaking, you should assume that anyone who has material, non-public information has a duty not to trade on it or tip it to others for trading. Keep in mind that "tipping" includes not only directly communicating information, but also making recommendations to others based on it (even if the information is not directly disclosed). If you believe that you may be entitled to use material, non-public information that has come into your possession, either for yourself, a client, the firm, or some other person, you must seek guidance from the Legal Department before you take any action.

     1.   Corporate Insiders

          Corporate insiders are always under a duty to refrain from trading in the shares of their company while in possession of insider information or tipping such information to others for their trading purposes. The concept of "insider" is broad. It includes officers, directors, and employees of the issuer of the security being traded. It also includes "temporary insiders." A person can become a "temporary insider" of a company if he or she enters into a special confidential relationship with the issuer and, as a result, is given access to information solely for the issuer's purposes. Temporary insiders can include, among others, attorneys, accountants, consultants, investment bankers, and bank lending officers as well as employees of a company's major vendors or material business partners. For example, BSAM could become a temporary

___________________________

/2/ Carpenter v. U.S., 108 S.Ct. 316 (1987).

insider of a company it invested in if the company was in bankruptcy and BSAM was awarded a seat on its creditor's committee.

     2.   Tippees

          People who receive inside information from others should consider themselves "tippees." "Tippees" of corporate insiders have a duty to refrain from trading on or tipping inside information if they are aware or should have been aware that their insider sources violated a fiduciary duty in communicating the information to them./3/ This means that if you receive inside information from a person at a company, you cannot trade securities of that company or tip the inside information to a third party.

          In the "tippee" situation, the law deems an insider to have violated a fiduciary duty only if the insider personally benefits, directly or indirectly, from the disclosure. However, the concept of a personal benefit is broad. The tippee could be liable if the prosecution shows that the insider has received or will receive some direct compensation, or if the relationship between the insider and tippee that suggests a quid pro quo or a pure gift to the tippee with no expectation of receiving anything in return.

          Recently, in the Warde case, the Second Circuit Court of Appeals upheld tippee liability based upon the gift theory./4/ In this case, A, the defendant, was a good friend of B, and Director of Company X. B told A that Company X was discussing various options concerning its future. A large conglomerate ultimately acquired Company X. Both A and B profited from warrants they purchased when Company X was in negotiations to be acquired. The court found that A was liable for insider trading based on the theory that he was a "tippee" of B. A appealed, claiming, among other things, that B, the "tipper", had not received any "benefit" in giving A the information. The court disagreed, holding that a tip to a friend resembles trading by the insider followed by a gift of the profits to the recipient. Therefore, the tipper indirectly benefited.

          There is no distinction between receiving inside information in a personal relationship as opposed to a professional relationship. The SEC takes the position that if you receive inside information in a confidential personal relationship, when the person confiding the information has a reasonable expectation that you will keep the information private, then if you tip that information or trade securities that is the subject of the inside information, then you have violated insider trading laws./5/ The SEC has proposed new Rule 10b5-2, which would codify this position.

___________________________

/3/ Dirks v. SEC, 463 U.S. 646 (1983).

/4/ SEC v. Warde, 151 F.3d 42 (2nd Cir. 1998).

/5/ SEC v. McDermott, No. 99 Civ. 12256 (S.D.N.Y. filed December 21, 1999).

     3.   Other Outsiders

          There are two other ways that non-insiders can acquire a duty to avoid trading or tipping non-public information.

          The first is under the so-called "misappropriation" theory. Under this theory, a person commits fraud in violation of federal securities laws (Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5) by "misappropriating" material nonpublic information for securities trading purposes, in breach of a duty of loyalty and confidence. Under the misappropriation theory, prosecutors can reach a wide variety of individuals who have no connection with the issuer of the securities being traded.

          For example, in the O'Hagan case, a partner of a law firm who represented a company which was planning a takeover was convicted for purchasing options on the shares of the target./6/ Similarly, in the Carpenter case, which we discuss above, the Supreme Court upheld a conviction of a newspaper columnist under the misappropriation theory. The court held that the columnist defrauded The Wall Street Journal when he used the mails and the telephone to communicate information about upcoming stories about public companies to trade in the stock of those companies. The court considered the information to be the property of the newspaper.

          The second basis for outsider liability involves trading on inside information in connection with a tender offer./7/ That is, even if you are not an insider or a tippee and do not possess "misappropriated" information, you may be prohibited from trading while in possession of the information (or tipping the information) if the information relates to a tender offer. The rule generally makes it unlawful for anyone who learns about a tender offer before its announcement to trade or tip others about the tender offer.

     4.   Possession v. Use

          Unless you have been provided with guidance from the Compliance Department to the contrary, you should assume that you may not trade while in possession of material, non-public information even if you believe that the information has not influenced your decision (in other words, even if you would have traded without having the information). The SEC has long argued that it is illegal for someone to trade while in possession of such information even if the trade is not made "on the basis of" the information (i.e., the information was not "used" for trading). Thus, for example, under the SEC's theory, if you have obtained inside information about a company after you already made a decision to buy its shares, you cannot trade. In fact, you must immediately cancel any unexecuted purchase order that was placed before you acquired the information.

          In several recent cases, the courts have rejected the SEC's theory that it is not necessary to prove that information was "used" in order to prove insider trading but only that the

_____________________

/6/ U.S. v. O'Hagan, 521 U.S. 642 (1997).

/7/ Rule 14e-3 under the Exchange Act.

defendant was in possession of the information. In the Adler case, for example, the court required the SEC to show that the individual based his decision to trade on the information in question./8/ Similarly, in the Smith case, the court held that the government must prove that "use" of the information was a "significant factor" in the decision to buy or sell to establish insider trading in a criminal case./9/

          It would be very risky to rely on these cases, because courts are willing to find that a "strong inference" of actual use of the material non-public information arises when an insider trades while in possession of this information. Even if you had proof of a pre-existing plan to trade, the government could still attempt to show that material, non-public information was a "significant factor" as to the amount ultimately traded or the timing of the trade.

          In an effort to remove ambiguity in this area, the SEC has adopted new Rule 10b5-1, which states the general principal that insider trading liability arises when a person trades while "aware" of material non-public information, with certain narrow exceptions./10/ For example, the exceptions cover situations when you entered into a binding contract to trade before coming into possession of inside information, or when you previously instructed another person execute a trade for your account, or if you had adopted, and had previously adhered to, a written plan specifying certain purchases or sales of particular securities. The rule also provides an affirmative defense for purchases or sales that result from a written plan for trading securities that is designed to track or correspond to a market index, market segment or group of securities.

                          III. Penalties and Remedies
                               ----------------------

          The penalties for unlawful trading while in possession of or communicating material, non-public information to others are severe, both for the individuals involved in such conduct, their employers, and "controlling persons" (i.e., persons who have the right to exercise control over the activities of others). A person can be subject to some or all of the penalties listed below even if he or she does not personally benefit from the violation. First time penalties include:

     .    Civil injunctions;

     .    Disgorgement of profits;

     . Civil penalties for the persons' who committed the violation of up to $1 million or three times the amount of profit gained or loss avoided, whether or not the person actually benefited;

_______________
/8/ SEC v. Adler, 137 F.3d 1325 (11th Cir. 1998).

/9/ U.S. v. Smith, 155 F.3d 1051 (9th Cir. 1998).

/10/ Selective Disclosure and Insider Trading, Securities Act Release No. 7881, Securities Exchange Act Release No. 43154, Investment Company Act Release No. 24599 (August 15, 2000).

     . Civil penalties for the employer or other "controlling persons" of up to the greater of $2,500,000 or three times the amount of the profit gained or loss avoided; and

     .    Criminal fines and jail sentences.

          BSAM will not tolerate any illegal conduct by its Associated Persons. Moreover, if you violate these policies and procedures, you may be subject internal disciplinary action, up to and including, for example, censure, fine, suspension, restriction on activities, and immediate termination of your employment.

                      IV.  Identifying Inside Information
                           ------------------------------

          Before you buy or sell securities of a company about which you have potential inside information, either in connection with your duties at BSAM or for your own account, you must resolve the following issues:

          . Is the information material? Is this information that an investor would consider important in making his/her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

          . Is the information non-public? To whom has this information been provided? Has the company released this information to shareholders? Has the information been effectively communicated to the marketplace by filings with regulatory bodies, or publications of Dow Jones, Reuters, The Wall Street Journal or other financial media.

          If, after consideration of these factors, you believe that the information is material and non-public, or if you have any questions as to whether the information is material and non-public, you must:

 .   report the matter immediately to the Compliance Officer (or designee);

 .   refrain from purchasing or selling the securities in a personal securities transaction or on behalf of others, including BSAM managed accounts;

 .   refrain from communicating the information inside or outside BSAM, other than to the Compliance Officer (or designee); and

 .   after the Compliance Officer (or designee) has reviewed the issue, you will be instructed to continue the prohibitions against trading and communications, or will be allowed to trade on and/or communicate the information.

          The above restrictions do not apply to insightful analyses of available data or filings, observations or insights of economic trends or sales that are available but have been overlooked or misinterpreted by analysts.

          V.   Restricting Access to Material Non-Public Information
               -----------------------------------------------------

          Associated Persons may not communicate inside information to anyone, including persons within BSAM, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing inside information should be sealed and access to computer files containing inside information should be restricted.

                VI.  Resolving Issues Concerning Insider Trading
                     -------------------------------------------

          If, after consideration of the items set forth above, you have any doubt as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, you must discuss the issue with the Compliance Officer (or designee) before trading on or communicating the information to anyone.

                            VII. Control Procedures
                                 ------------------

          The role of the Compliance Officer (or designee) of BSAM is critical to the implementation and maintenance of BSAM's policies and procedures against "insider trading."

     To prevent "insider trading", the Compliance Officer (or designee) should:

 .   provide orientation to new Associated Persons regarding policies and procedures with respect to "insider trading";

 .   answer questions regarding these policies and procedures;

 .   resolve issues of whether information received by an Associated Person is material and non-public;

 .   review on a regular basis and update as necessary the Code of Ethics and related procedures;

 .   promptly review and either approve or disapprove, in writing, each request of an employee for clearance to trade in securities covered by the Code of Ethics; and

 .   when it has been determined that an Associated Person has material non-public information:

 .   implement measures to prevent dissemination of such information; and

 .   restrict Associated Persons from trading the securities.

                      VIII.  Special Reports to Management
                             -----------------------------

          Promptly upon learning of an actual or potential violation of this Policy Statement, the Compliance Officer (or designee) shall prepare and maintain in BSAM's records a written report providing full details of the situation and any remedial action taken. Annually, the Compliance Officer (or designee) shall report to the Board of Trustees of the Funds with regard to any issues that arise during the year under this Policy Statement.

                                   EXHIBIT B
                             THE BEAR STEARNS FUNDS
                   MANAGED INCOME SECURITIES PLUS FUND, INC.
                 INITIAL ASSET CERTIFICATION OF ACCESS PERSONS
                                AS OF __________

Instructions
          1. List each Covered Security in each account in which you may be deemed to have Beneficial Ownership that you held at the end of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.
          2. You submit this form within 10 days after you become an Access Person (or January 31, 2001, whichever is earlier).
          3. You must complete and sign this certification whether or not you or your broker sends statements directly to the Compliance Officer.
          4. If you are Trustee who is not an "interested person" of a Fund solely by reason of being a Trustee, then you need not submit this report.

-----------------------------------------------------------------------------------------------------------
                           Name of Broker,     No. of Shares or      Registration on
     Name of Security/1/   Dealer or Bank      Principal Amount          Account        Nature of Interest
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

Certifications:  I hereby certify that:
     1. The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Covered Securities in which I may be deemed to have Beneficial Ownership as of the date listed above.
     2. I have read the Code of Ethics, the Policy Statement on Insider Trading and Code of Ethics Procedures and certify that I am in compliance with them.
     3. This report excludes holdings with respect to which I had no direct or indirect influence or control.

Date:__________________       Signature:____________________
                              Name:_______________________

_________________________

/1/ Including interest rate and maturity, if applicable.

                                   EXHIBIT C
                             THE BEAR STEARNS FUNDS
                   MANAGED INCOME SECURITIES PLUS FUND, INC.
                          SECURITY TRANSACTION REPORT
                   For The Calendar Quarter Ended __________

     Instructions
               1. List transactions in Covered Securities held in any account in which you may be deemed to have Beneficial Ownership as of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.
               2. Write "none" if you had no transactions in Covered Securities during the quarter.
               3. You must submit this form within 10 days after the end of the calendar quarter.
               4. If you are Trustee who is not an "interested person" of a Fund and who would otherwise be required to report solely by reason of being a Trustee, then you need only report transactions in Covered Securities when you knew at the time of the transaction or, in the ordinary course of fulfilling your duties as a Trustee, you should have known, that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or was considered for purchase or sale, by the Funds. Please write "none" if you have no transactions in Covered Securities during the quarter that meet the above conditions.
               5. If you submit copies of your monthly brokerage statements to the Compliance Officer, and those monthly brokerage statements disclose the required information with respect to all Covered Securities in which you may be deemed to have Beneficial Ownership, you need not file this form unless you established a new brokerage account during the quarter.
               6. For each account that you established during the previous quarter that held securities for your direct or indirect benefit, state the name of the broker, dealer or bank with whom you established the account, the account number and the date you established the account.

===================================================================================================================================
                                                                     No. of Shares or                Broker, Dealer or Other Party
                             Date of              Purchase/              Principal                   Through Whom Transaction Was
   Name of Security/2/      Transaction             Sale                  Amount         Price                   Made
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
===================================================================================================================================

     During the previous quarter, I established the following accounts with a broker, dealer or bank:

-----------------------------------------------------------------------------------------------------------------------------------
                    Broker, Dealer or Bank                Account Number                      Date Established
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

     Certifications: I hereby certify that:
               1.    The information provided above is correct.
               2. This report excludes transactions with respect to which I had no direct or indirect influence or control.

     Date: ________________              Signature: ________________
     Name: ________________


     ________________________

     /2/ Including interest rate and maturity, if applicable.

                                   EXHIBIT D

                             THE BEAR STEARNS FUNDS
                   MANAGED INCOME SECURITIES PLUS FUND, INC.
                  ANNUAL ASSET CERTIFICATION OF ACCESS PERSONS
                         For the Year Ended __________

Instructions
          1. List each Covered Security held in any account in which you may be deemed to have Beneficial Ownership as of the date indicated above. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You are deemed to have Beneficial Ownership of accounts of your immediate family members. You may exclude any of such accounts from this report, however, if you have no direct or indirect influence or control over those accounts.
          2. Write "none" if you did not hold any Covered Securities at year end.
          3.    You must submit this form no later than January 30, _____.
          4. You must complete and sign this form for annual certification whether or not you or your broker sends statements directly to the Compliance Officer.
          5. If you are Trustee who is not an "interested person" of a Fund and who would otherwise be required to report solely by reason of being a Trustee, then you need not submit this report.

-----------------------------------------------------------------------------------------------------------------------------------
                                          No. of Shares             Registration on
                                          or Principal                Security or           Nature of           Broker, Dealer or
   Name of Security/3/                       Amount                     Account              Interest                 Bank
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


Certifications: I hereby certify that:
          1. The securities listed above, or listed in the brokerage statements that I have provided, reflect all the Covered Securities in which I may be deemed to have Beneficial Ownership at the end of the period.
          2. I have read the Code of Ethics and the Policy Statement on Insider Trading and certify that I am in compliance with them.
          3. This report excludes holdings with respect to which I had no direct or indirect influence or control.

Date: ___________________      Signature: ______________________

                               Name: ___________________________

___________________________

/3/ Including interest rate and maturity, if applicable.